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                                                                      EXHIBIT 12

                          HONEYWELL INTERNATIONAL INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       2002     2001     2000    1999    1998
                                                       ----     ----     ----    ----    ----
                                                                    (IN MILLIONS)
DETERMINATION OF EARNINGS:
Income (loss) before taxes...........................   (945)    (422)   2,398   2,248   2,772
Add (Deduct):
    Amortization of capitalized interest.............     24       25       25      25      25
    Fixed charges....................................    435      512      583     362     362
    Equity income, net of distributions..............    (42)     199      132     (46)    (44)
                                                       -----    -----    -----   -----   -----
        Total earnings, as defined...................   (528)     314    3,138   2,589   3,115
                                                       -----    -----    -----   -----   -----
                                                       -----    -----    -----   -----   -----

FIXED CHARGES:
Rents(a).............................................     91      107      102      97      87
Interest and other financial charges.................    344      405      481     265     275
                                                       -----    -----    -----   -----   -----
                                                         435      512      583     362     362
Capitalized interest.................................     21       17       16      22      25
                                                       -----    -----    -----   -----   -----
        Total fixed charges..........................    456      529      599     384     387
                                                       -----    -----    -----   -----   -----
                                                       -----    -----    -----   -----   -----
Ratio of earnings to fixed charges...................  (1.16)(b)  0.59(b)  5.24   6.74    8.05
                                                       -----    -----    -----   -----   -----
                                                       -----    -----    -----   -----   -----

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 (a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.

 (b) The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2002 and 2001. In order to have achieved a ratio of earnings to fixed charges of 1:1, we would have had to have generated an additional $984 and $215 million of earnings, respectively, in the years ended December 31, 2002 and 2001, respectively.